Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-1 of our report dated August 17, 2021, relating to the financial statements of The Growth for Good Acquisition Corporation, which is contained in that Prospectus. We also consent to the references to us under the caption "Experts" in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
November 24, 2021